Exhibit 10.8
FIFTH AMENDMENT TO LEASE
    This Fifth Amendment to Lease (this “Amendment”) is dated as of July 31, 2026 (the “Fifth Amendment Date”), and is made by and between HC HORNET WAY, LLC, a Delaware limited liability company (“Landlord”) and BEYOND MEAT, INC., a Delaware corporation (“Tenant”), with respect to the following facts and circumstances:
A.Landlord and Tenant executed that certain Lease dated January 14, 2021 (the “Original Lease”) and that certain First Amendment to Lease dated as of September 17, 2024 (the “First Amendment”) for certain premises known as 888 Douglas Street in El Segundo, California and initially consisting of approximately 282,085 rentable square feet (the “Initial Premises”). Landlord and Tenant amended the Original Lease and First Amendment by entering into that certain: (i) Second Amendment to Lease dated as of May 9, 2025 (the “Second Amendment”); (ii) Third Amendment to Lease dated as of July 16, 2025 (the “Third Amendment”); and (iii) Fourth Amendment to Lease dated as of October 7, 2025 (the “Fourth Amendment”). The Original Lease, First Amendment, Second Amendment, Third Amendment, the Fourth Amendment, and all other amendments and modifications thereto prior to the date of this Amendment are collectively referred to as the “Lease”. Initially capitalized terms not defined in this Amendment shall have the meanings ascribed thereto in the Lease.
B.Pursuant to the terms of the Second Amendment, Tenant surrendered to Landlord approximately 61,566 rentable square feet of the Initial Premises known as Suite A in the Building (designated in the Original Lease as Phase II-A, and subsequently designated in the Revised Stevenson Accounting as Phase II-B), and Landlord concurrently leased Suite A in the Building to Cosm Inc. Under the terms of the Second Amendment, the Initial Premises were reduced to approximately 220,519 rentable square feet of space.
C.Tenant now desires to surrender a portion of the Premises consisting of portions of (i) Suite B, (ii) Suite C and (iii) Suite E in the Building (designated in the Original Lease as a portion of Phase I-A, a portion of Phase I-B, a portion of Phase III, and all of Phase II-B, and subsequently designated in the Revised Stevenson Accounting as a portion of Phase I and a portion of Phase III), consisting of approximately 101,612 rentable square feet (“Suite B/C/E”), and Landlord is willing to accept the surrender of Suite B/C/E, upon and subject to the terms and conditions of this Amendment. Pursuant to the terms of this Amendment, the rentable square footage of the Premises will be further reduced from approximately 220,519 to approximately 118,907 rentable square feet.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Landlord and Tenant agree as follows:
1.Surrender of Possession of Suite B/C/E; Restoration and Modification of Suite B/C/E.
1.1Upon and subject to the terms and conditions of this Amendment and the mutual execution and delivery of the same, Tenant shall surrender to Landlord possession of Suite B/C/E broom clean, with all personal property removed, in as good order and condition as when Tenant took possession (except as modified by Exhibit 1), and as improved by Landlord and/or Tenant, reasonable wear and tear excepted, and Landlord shall accept the surrender of possession of same; except, that (a) Tenant shall remain obligated to perform, at its sole cost and
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expense, the repair and restoration obligations set forth on Exhibit 1 attached hereto and made a part hereof, which obligations must be fully complete (i.e., without punch list items) by August 31, 2026, except for any item for which a later date is specified on Exhibit 1, in which case such later date shall govern (the “Restoration Deadline”) (as the same may be extended by Force Majeure Delays and any actual delay in the completion of such repair and restoration obligations arising directly from Landlord’s actual and unjustified hindrance of Tenant’s contractor’s performance of such repair and restoration obligations), and (b) notwithstanding such surrender of possession by Tenant and Landlord’s acceptance of same, Tenant’s obligation to pay Rent with respect to Suite B/C/E shall continue unabated (except as otherwise expressly set forth in the Lease) through and including the Suite B/C/E Termination Date (as defined in paragraph 6 below). Following performance of the repair and restoration obligations described in the preceding sentence, and removal of Tenant’s personal property, Tenant shall have no further obligation to remove any Alterations or other improvements from, or to otherwise restore, Suite B/C/E, whether upon such surrender or upon the expiration or earlier termination of the Lease or the New Lease (as defined in paragraph 9.8 below), it being agreed that the repair and restoration obligations set forth on Exhibit 1 constitute Tenant’s entire repair, restoration, and removal obligation with respect to Suite B/C/E. Landlord acknowledges that, as of the Fifth Amendment Date, once Tenant removes its personal property from Suite B/C/E, Suite B/C/E will satisfy the conditions required by this paragraph 1.1 (i.e., all personal property other than as set forth on Exhibit 1 has been removed and Suite B/C/E otherwise is in the condition that existed when Tenant took possession, as improved by Landlord and/or Tenant, reasonable wear and tear excepted).
1.2To the extent applicable, Landlord hereby grants to Tenant (and its contractors and agents) a fully paid license to access Suite B/C/E until the Restoration Deadline or a later date as may be set forth on Exhibit 1, for the sole purpose of performing the repair and restoration obligations set forth on Exhibit 1. If Tenant fails to timely perform its obligations under paragraph 1.1 then, without limiting Landlord’s other rights and remedies under the Lease (as amended hereby), Tenant shall be liable for all damages (including, without limitation, any rent abatement) owed under the New Lease that result directly therefrom. The cost of performing the work described above in paragraph 1.1 and Exhibit 1 shall be borne by Tenant. Landlord shall cause New Tenant (as defined in paragraph 9.8 below) to perform any work in Suite B/C/E being performed in connection with the New Lease, in a manner that does not interfere (in any material respect) with the performance of Tenant’s work under Exhibit 1 and Tenant shall perform its work under Exhibit 1 in a manner that does not interfere (in any material respect) with any work in Suite B/C/E being performed in connection with the New Lease. Tenant shall use commercially reasonable efforts to coordinate with the New Tenant, and Landlord shall cause the New Tenant to use commercially reasonable efforts to coordinate with Tenant, in the performance of work described on Exhibit 1 and in Suite B/C/E in connection with the New Lease. Notwithstanding anything to the contrary set forth in the Lease (as amended hereby), Tenant shall not be obligated to remove or restore any of the work described on Exhibit 1 at the expiration or earlier termination of the Lease or the New Lease.
1.3The Premises remaining after Tenant’s surrender of Suite B/C/E is approximately 118,907 rentable square feet, as more particularly shown on Exhibit 2 attached hereto and incorporated herein by reference, and shall be referred to herein as the “Remaining
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Premises”. From and after the Suite B/C/E Termination Date, (a) references in the Lease to the “Premises” shall mean the Remaining Premises, and (b) the Lease shall no longer apply to Suite B/C/E.
1.4The reference to “New Tenant” in Section 1.3 of the Second Amendment shall be deemed to include the New Tenant pursuant to the Second Amendment as well as the New Tenant pursuant to this Amendment.
2.Tenant’s Liability with Respect to Suite B/C/E.
2.1As provided in paragraph 1.1 above, notwithstanding Tenant’s surrender of possession of Suite B/C/E, Tenant shall continue to pay Base Rent and Additional Rent for the entirety of the Premises (including Suite B/C/E), in accordance with the applicable provisions of the Lease, through and including the Suite B/C/E Termination Date.
2.2Except as otherwise expressly provided in this Amendment, Tenant shall have no liability for Suite B/C/E that first arises following the date Tenant completes the work described in paragraph 1.1 above and Exhibit 1 attached hereto.
2.3Except as otherwise set forth in paragraph 2.5 below and conditioned upon Tenant’s return of possession of Suite B/C/E by the Fifth Amendment Date in the manner required in paragraph 1.1 above, Landlord and Tenant, each on behalf of itself and its members, managers, officers, agents, servants, employees and attorneys, and each of them (collectively, “Releasing Parties”), do hereby release and forever discharge the other party and its officers, directors, shareholders, affiliates, agents, servants, employees and attorneys, and each of them (collectively the “Released Parties”), of and from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) (collectively, “Claims”), whether now known or unknown, which Releasing Parties ever had, now have, or may hereafter have, against the Released Parties, arising out of, based upon, or relating to, any act, omission, event, matter or thing with respect to Suite B/C/E (including, without limitation, the Lease, solely to the extent it applies to Suite B/C/E), save and except for the rights created or reserved by this Amendment.
2.4Landlord and Tenant each acknowledges that he, she or it has been informed by his, her or its attorneys of the provisions of Section 1542 of the Civil Code of the State of California, and does hereby expressly waive and relinquish all rights and benefits which he, she or it has or may have, or had under that Section, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
Landlord and Tenant each acknowledges that it is aware that it may hereafter discover facts or law different from or in addition to those which it now knows or believes to be true in respect to the Claims herein released, and further agrees that, except as otherwise set forth in paragraphs 2.3 and 2.5 hereof, this release shall be and remain in effect as a
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complete, general, and mutual release as to the matters released, notwithstanding any such additional facts or law.
2.5Notwithstanding the release and waiver set forth above in paragraphs 2.3 and 2.4, it is the express intention of the Releasing Parties, and each of them, that the Claims released pursuant to paragraph 2.3 do not include (a) Claims, if any, which arise from, pertain to, or are based upon (i) the Lease with respect to the Remaining Premises only or (ii) a breach of this Amendment, including, without limitation, Tenant’s failure to pay to Landlord the Compromise Rent in accordance with paragraph 3 hereof, and (b) Claims arising from or relating to Tenant’s rights under Section 4.4 of the Lease with respect to matters pertaining to Suite B/C/E for the period prior to the Suite B/C/E Termination Date.
3.Compromise Rent. In consideration of and as a condition to Landlord’s agreement to accept the surrender of possession of Suite B/C/E and the termination of Tenant’s liability therefor described in paragraph 2 above, Tenant shall pay to Landlord, as additional Base Rent, the sum of Fourteen Million and 00/100 Dollars ($14,000,000.00) (the “Compromise Rent”), paid in forty-eight (48) equal monthly installments, as follows:
3.1Beginning on February 1, 2027, as part of Tenant’s payment of its monthly installment of Base Rent, Tenant shall pay to Landlord an additional monthly payment of Two Hundred Ninety-One Thousand Six Hundred Sixty-Six and 66/100 Dollars ($291,666.66) for each month between (a) February 1, 2027 through April 30, 2027 and (b) August 1, 2028 through April 30, 2032, it being acknowledged that such monthly installments of Compromise Rent are included in the Monthly Base Rent Amounts set forth in the Rent Schedule (as defined below).
3.2Except as may otherwise be directed in writing by Landlord pursuant to Section 3 of the Original Lease, each installment of the Compromise Rent shall be paid to Landlord in cash, by wire transfer into Landlord’s bank account (i.e., the same account into which Tenant wires other Base Rent payments) together with all other Base Rent.
4.Base Rent and Parking Charges. Notwithstanding anything to the contrary set forth in the Lease, commencing the day following the Suite B/C/E Termination Date, Tenant shall pay Base Rent for the Remaining Premises and parking charges for Tenant’s Parking in accordance with the Schedule of Base Rent and Parking Charges attached hereto as Exhibit 3 and made a part of this Amendment (the “Rent Schedule”). The Rent Schedule includes in the Base Rent an amount equal to the abated base rent New Tenant is to receive under the New Lease for months two (2) through eleven (11) of the lease term thereunder, which amount is equally divided over the same ten (10) months in the Rent Schedule. For the avoidance of doubt, the abated base rent described in the immediately preceding sentence is to be paid by Tenant, under the terms of the Rent Schedule, for months two (2) through eleven (11) of the New Lease term (i.e., the ten (10) month period commencing one month following the Suite B/C/E Termination Date), and the Rent Schedule reflects a reduction in Base Rent following such ten (10) month period to reflect that New Tenant’s obligation to pay base rent under the New Lease has commenced, it being understood that Tenant shall remain responsible for the Base Rent attributable to Suite B/C/E as set forth in the Rent Schedule for such ten (10) calendar month period, subject in all respects to revision of the Rent Schedule pursuant to paragraph 6 below. Tenant’s obligation to pay Base Rent shall be subject to any abatement right expressly set forth
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in Sections 6.9, 11.1 or 13 of the Original Lease, provided, that, for the avoidance of doubt, in no event shall Tenant be entitled to any abatement with respect to (i) Base Rent attributable to Suite A (as defined in the Second Amendment) or (ii) following the Suite B/C/E Termination Date, Base Rent attributable to Suite B/C/E.
5.Tenant’s Share. Notwithstanding anything to the contrary in the Lease, commencing the day following the Suite B/C/E Termination Date, (i) Tenant’s Share shall be reduced to 30.44%, based on the ratio of approximately 118,907 rentable square feet in the Remaining Premises, as the numerator, to approximately 390,615 rentable square feet in the Building, as the denominator, and (ii) all expenses and charges determined by Tenant’s Share or the square footage of the Premises under the Lease shall be revised accordingly.
6.Suite B/C/E Termination Date. The “Suite B/C/E Termination Date” shall be the day prior to the date that the term of the New Lease commences, which shall be between May 31, 2027 and July 31, 2027. Tenant acknowledges that the Rent Schedule has been prepared on the assumption that July 31, 2027 is the Suite B/C/E Termination Date. If such assumption proves incorrect and the Suite B/C/E Termination Date occurs prior to July 31, 2027, Landlord and Tenant each agree to promptly: (a) modify the Rent Schedule to reflect such modified Suite B/C/E Termination Date; (b) cause Tenant to receive a rent credit for any amount that Tenant paid to Landlord as Base Rent attributable to Suite B/C/E for the period between the day that follows the Suite B/C/E Termination Date and the end of the month in which the Suite B/C/E Termination Date occurs, solely to the extent New Tenant is obligated to pay such amount to Landlord as base rent under the New Lease; and (c) modify the definition of Suite B/C/E Termination Date to be the day prior to the date that the term of the New Lease commenced. Notwithstanding the foregoing, any rent credit to which Tenant is otherwise entitled under this paragraph 6 shall be reduced by the amount of any damages payable by Tenant pursuant to paragraph 1.2 above for which Landlord has delivered to Tenant a written demand for payment and which remain unpaid as of the date such rent credit is to be applied. Solely for illustrative purposes, in the event that (i) the Suite B/C/E Termination Date occurs on July 15, 2027, (ii) Tenant has paid all rent for July, 2027 in accordance with the Rent Schedule attached hereto and (iii) New Tenant pays base rent due under the New Lease for the period between July 16, 2027 and July 31, 2027 pursuant to the New Lease, then Tenant shall receive a rent credit equal to the amount of the base rent paid by New Tenant for the period between July 16, 2027 and July 31, 2027.
7.Reduction of Security Deposit. Section 21.2 of the Original Lease is hereby amended by deleting “(the “L-C”)” where it first appears and inserting in its place and stead “(the “L-C”, as the same may be amended, renewed, replaced, transferred or otherwise modified from time to time)”. The Lease is hereby amended by deleting Section 21.4 of the Original Lease in its entirety and inserting in its place and stead the following:
“21.4    Reduction of Security Deposit. As used in this Section 21.4, “Default Event” shall mean any failure by Tenant to pay any Rent when due or that Tenant is otherwise in Default of its obligations under this Lease. Provided that no Default Event then exists, as and when Landlord receives a monthly installment payment of the Compromise Rent paid to Landlord by Tenant in accordance with this Lease that reduces the outstanding Compromise Rent payable under this
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Lease to an amount that is less than Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00), Tenant shall be entitled, subject to and in accordance with this Section 21.4, to reduce the stated amount of the L-C to the lesser of (i) Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00) and (ii) the then-outstanding balance of the Compromise Rent. Accordingly, the stated amount of the L-C shall remain at Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00) until the outstanding balance of the Compromise Rent first falls below Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00) (anticipated to occur on or after October 1, 2028), and shall thereafter be subject to reduction, as and when Landlord receives each subsequent installment of the Compromise Rent, to the then-outstanding balance of the Compromise Rent, until the stated amount of the L-C has been reduced to Zero and 00/100 Dollars ($0.00). Each reduction shall be accomplished as follows:
    21.4.1    Tenant-Initiated Amendment. Once an installment of the Compromise Rent paid by Tenant and received by Landlord has reduced the outstanding balance of the Compromise Rent below Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00), then, so long as no Default Event then exists, Tenant may from time to time cause the bank that issued the L-C pursuant to Section 21.2 (the “Bank”) to issue and deliver to Landlord an amendment to the L-C (a “Reduction Amendment”) reducing the stated amount of the L-C to the Reduction Amendment Amount. The “Reduction Amendment Amount” means, as of any date, an amount equal to Fourteen Million and 00/100 Dollars ($14,000,000.00) less the aggregate amount of the Compromise Rent paid by Tenant and received by Landlord as of such date. Tenant shall not be obligated to request a reduction as of any particular date and may defer and aggregate reductions into a single Reduction Amendment; provided, however, that Tenant may not request a Reduction Amendment more than once in any calendar month, and in each case the L-C shall be reduced only to the Reduction Amendment Amount calculated as of the date of such Reduction Amendment. Tenant shall be responsible for all Bank fees and charges associated with each Reduction Amendment.
    21.4.2    Conforming Reduction Amendment. A Reduction Amendment is a “Conforming Reduction Amendment” if it: (i) reduces the stated amount of the L-C to the Reduction Amendment Amount calculated as of the date of such Reduction Amendment, (ii) is in form and substance reasonably acceptable to Landlord, (iii) makes no other modification to the L-C, including, without limitation, no change to the expiration date, any automatic-extension provisions, the conditions or documents required for a draw, or Landlord’s rights to draw upon or transfer the L-C, and (iv) does not violate any requirements or restrictions in this Article 21.
    21.4.3    Landlord’s Consent. Until a Reduction Amendment has become effective, the L-C shall remain in the stated amount of the then-existing L-C (as
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previously amended). A Reduction Amendment shall become effective upon (i) Landlord’s written consent thereto and (ii) delivery of the unconditional, clean, irrevocable Reduction Amendment by the Bank to Landlord. Provided that no Default Event then exists, Landlord shall consent to a request for a Conforming Reduction Amendment, and Landlord’s sole bases for declining to consent to a Reduction Amendment shall be that (x) a Default Event exists as of the date the Reduction Amendment would otherwise become effective, or (y) it is not a Conforming Reduction Amendment. Within seven (7) Business Days after Landlord’s receipt of a requested Reduction Amendment from the Bank, Landlord shall either (i) deliver its consent to the Bank (with a copy to Tenant) or (ii) deliver to Tenant a written notice specifying in reasonable detail the reason(s) that a Default Event exists and/or the Reduction Amendment fails to be a Conforming Reduction Amendment. If Landlord fails to deliver either such response within such seven (7) Business Day period, and such failure continues for five (5) Business Days after Tenant’s delivery of a second written request in accordance with Section 28.15 of this Lease that conspicuously states that Landlord’s continued failure to respond will result in deemed consent, then Landlord shall be deemed to have consented to such Reduction Amendment, and Landlord shall promptly execute and deliver to the Bank any confirmation of consent the Bank requires to give effect to such Reduction Amendment. If there is no Default Event, Landlord’s failure to consent to a Conforming Reduction Amendment in accordance with this Section 21.4.3 shall constitute a default by Landlord under this Lease, and Tenant shall be entitled to specific performance to compel such consent.
    21.4.4    Default. If a Default Event exists as of the date a Reduction Amendment is requested or would otherwise become effective, no reduction shall occur, and Landlord shall have no obligation to consent, until such time as the Default Event no longer exists, at which time Tenant may again proceed under this Section 21.4 to request a Reduction Amendment to reflect the Reduction Amendment Amount then calculated.
    21.4.5    No Limitation on Draw, Use, Restoration and Other Rights. Nothing in this Section 21.4 shall limit any of Landlord’s rights under this Article 21 of the Lease, including, without limitation, Landlord’s rights under Sections 21.1 and 21.3 to draw upon the L-C during the continuance of any Default, use, apply or retain the drawn upon amounts, and require Tenant to restore the L-C Security Deposit to the then-stated face amount.”
8.Tenant’s Entitlement to Tenant Improvement Allowance.
8.1The last sentence of paragraph 3(e) of the Third Amendment is hereby amended by deleting it in its entirety and inserting in its place and stead the following: “Any portion of the Tenant Improvement Allowance described in this Paragraph 3(e) not used by Tenant by July 31, 2027, shall no longer be available to Tenant and shall be deemed forfeited.”
8.2Landlord and Tenant acknowledge that, based on the Stevenson Phase I Report obtained under paragraph 3(c) of the Third Amendment, the Improved Tenant Space
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comprises 135,218 rentable square feet, which is 6,137 rentable square feet larger than the initially contemplated 129,081 rentable square feet for the Improved Tenant Space. Accordingly, under paragraph 3(d) of the Third Amendment, Landlord shall promptly disburse to Tenant (by way of Rent credit) an amount equal to $613,700 (i.e., 6,137 x $100). Tenant acknowledges that, once the $613,700 referenced in the immediately preceding sentence and the $150,000 referenced in paragraph 3(e) of the Third Amendment have been received by Tenant, Landlord shall have fully satisfied its obligation to pay the Tenant Improvement Allowance to Tenant under the Lease (as amended by this Amendment). For the avoidance of doubt and upon (a) Landlord and New Tenant entering into the New Lease containing a provision obligating Landlord to pay to New Tenant an improvement allowance in an amount (on a per square foot basis) equal to at least the Transfer Transaction Allowance (on a per square foot basis) applicable to Suite B/C/E and (b) Landlord paying to Varda Space Industries, Inc., a Delaware corporation (“Varda”) the improvement allowance as set forth in that certain Recognition Agreement, dated as of October 7, 2025, by and between Landlord and Varda, Landlord is hereby deemed to have fully satisfied its obligation to pay the Transfer Transaction Allowance under the Lease (as amended by this Amendment) and Section 8.2 of the Second Amendment (as modified by the Third Amendment) is hereby deemed terminated in its entirety.
9.General Provisions.
9.1Each of the parties hereto agrees to execute and deliver all such further documents and to take all such further actions as may be reasonably requested by the other party hereto to effectuate fully the terms and provisions of this Amendment, provided such documents or actions do not limit, reduce or impair the rights of the party upon whom such request is made.
9.2This Amendment shall be binding upon and inure to the benefit of Landlord, its successors and assigns and Tenant and its permitted successors and assigns.
9.3Except for those provisions that are inconsistent with this Amendment and those terms, covenants and conditions for which performance has been completed, all other terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, and Landlord and Tenant hereby reaffirm and ratify the Lease, as amended by this Amendment.
9.4Interpretation of this Amendment shall be governed by the laws of the State of California. The headings of the paragraphs contained in this Amendment are for reference purposes only and shall not affect the meaning or interpretation of this Amendment. All references to the Lease in the Lease shall be deemed to be references to the Lease as amended by this Amendment.
9.5Each party hereto, and its respective successors and assigns, shall be authorized to rely upon the signatures of all of the parties hereto delivered by email or other electronic means as constituting a duly authorized, irrevocable, actual, current delivery of this Amendment with original ink signatures. The parties further consent and agree that (1) to the extent a party hereto executes this Amendment using electronic signature technology, by clicking “SIGN”, such party is signing this Amendment electronically, and (2) the electronic signatures appearing on this Amendment shall be treated for purposes of validity, enforceability and admissibility, the same as handwritten signatures. This Amendment may be executed in
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counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.
9.6Each party hereto hereby represents, covenants and warrants to the other party that: (i) each individual executing this Amendment on behalf of such representing party has the authority and ability to bind such party and that no other person must execute this Amendment on behalf of such party; and (ii) the consent or approval of any third party, including, without limitation, a lender, is not required with respect to the execution of this Amendment by such party, or if any such third party consent or approval is required, such party has obtained any and all such consents or approvals.
9.7Tenant hereby represents and warrants to Landlord that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment or in any sublease of Suite B/C/E, and that it knows of no real estate broker or agent who is entitled to a commission in connection with this Amendment or in connection with the New Lease, excepting only Savills Inc. (Joshua Gorin and Luke Troedson) (collectively, the “Tenant Brokers”). Tenant agrees that it shall be responsible to pay the Tenant Brokers pursuant to separate written agreements, and shall indemnify and defend Landlord against and hold Landlord harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any commission or other compensation alleged to be owing on account of this Amendment or the New Lease arising from Tenant’s dealings with any real estate broker or agent, including the Tenant Brokers. Landlord acknowledges it shall be responsible, and shall indemnify and defend Tenant against and hold Tenant harmless from any claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any commission or other compensation alleged to be owing on account of the New Lease or this Amendment, except for any commission or compensation arising from Tenant’s dealings with any real estate broker or agent, including the Tenant Brokers. This paragraph 9.7 shall survive the expiration or earlier termination of the Lease (as amended hereby).
9.8Notwithstanding anything to the contrary herein, this Amendment shall be executed concurrently with, and Landlord and Tenant’s obligations hereunder shall be effective only upon, the execution and delivery of a lease for Suite B/C/E between Landlord and a new tenant (the “New Tenant”), such lease on terms and conditions acceptable to Landlord in its sole and absolute discretion (the “New Lease”), and Tenant acknowledges that Landlord would not execute this Amendment in the absence of such New Lease.

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IN WITNESS WHEREOF, this Amendment has been executed by Landlord and Tenant as of the Fifth Amendment Date.

LANDLORD:	HC HORNET WAY, LLC, a Delaware limited liability company By /s/ Michael Hackman Name: Michael Hackman Title: Authorized Representative

TENANT:	BEYOND MEAT, INC., a Delaware corporation By /s/ Ethan Brown Name: Ethan Brown Title: Chief Executive Officer

THE EXHIBITS TO THIS EXHIBIT 10.8 HAVE BEEN OMITTED PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K BECAUSE THEY DO NOT CONTAIN INFORMATION MATERIAL TO AN INVESTMENT OR VOTING DECISION AND THAT INFORMATION IS NOT OTHERWISE DISCLOSED IN THIS EXHIBIT 10.8 OR THE DISCLOSURE DOCUMENT. THE REGISTRANT WILL FURNISH SUPPLEMENTALLY COPIES OF SUCH EXHIBITS TO THE SECURITIES AND EXCHANGE COMMISSION OR ITS STAFF UPON REQUEST.
SIGNATURE PAGE TO FIFTH AMENDMENT TO LEASE
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